Exhibit 99.1

November 20, 2013
For 6:00 am ET Release

Contacts:	Shareholders’/Analysts’ Inquiries:	Media Inquiries:
	Tiffany Mason	Chris Ahearn
	704-758-2033	704-758-2304
	tiffany.l.mason@lowes.com	chris.c.ahearn@lowes.com

LOWE’S REPORTS THIRD QUARTER SALES AND EARNINGS RESULTS
-- Comparable Sales Increased 6.2 Percent --
-- Diluted Earnings Per Share Increased 34.3 Percent --
-- Raises Fiscal Year 2013 Guidance --

MOORESVILLE, N.C. – Lowe’s Companies, Inc. (NYSE: LOW), the world’s second largest home improvement retailer, today reported net earnings of $499 million for the quarter ended November 1, 2013, a 26.0 percent increase over the same period a year ago. Diluted earnings per share increased 34.3 percent to $0.47 from $0.35 in the third quarter of 2012. For the nine months ended November 1, 2013, net earnings increased 18.6 percent from the same period a year ago to $1.98 billion, and diluted earnings per share increased 29.6 percent to $1.84.

Sales for the quarter increased 7.3 percent to $13.0 billion from $12.1 billion in the third quarter of 2012, and comparable sales for the quarter increased 6.2 percent. For the nine month period, sales were $41.8 billion, a 5.8 percent increase over the same period a year ago, and comparable sales increased 5.1 percent.

“I am pleased we delivered another solid quarter driven by balanced performance,” commented Robert A. Niblock, Lowe’s chairman, president and CEO. “This balanced performance resulted from our improved collaboration and execution within a strengthening home improvement market, combined with our employees’ hard work and continued dedication to serving customers.

“The home improvement industry is poised for persisting growth in the fourth quarter and further acceleration in 2014,” Niblock added.

Delivering on the commitment to return excess cash to shareholders, the company repurchased $761 million of stock and paid $191 million in dividends in the quarter. For the nine month period, the company repurchased $2.8 billion and paid $543 million in dividends.

As of November 1, 2013, Lowe’s operated 1,831 home improvement and hardware stores in the United States, Canada and Mexico, representing 200.1 million square feet of retail selling space.

A conference call to discuss third quarter 2013 operating results is scheduled for today (Wednesday, November 20) at 9:00 am ET. The conference call will be available by webcast and can be accessed by visiting Lowe’s website at www.Lowes.com/investor and clicking on Lowe’s Third Quarter 2013 Earnings Conference Call Webcast. Supplemental slides will be available fifteen minutes prior to the start of the conference call. A replay of the call will be archived on Lowes.com/investor until February 25, 2014.

Lowe's Business Outlook

Based on its year-to-date performance and outlook for the balance of the year, the company raised its fiscal year 2013 guidance.

Fiscal Year 2013 (comparisons to fiscal year 2012; based on U.S. GAAP unless otherwise noted)

•	Total sales are expected to increase approximately 6 percent.

•	Comparable sales are expected to increase approximately 5 percent.

•	The company expects to open 9 stores in fiscal year 2013.

•	Earnings before interest and taxes as a percentage of sales (operating margin) are expected to increase approximately 75 basis points.

•	The effective income tax rate is expected to be approximately 37.8%.

•	Diluted earnings per share of approximately $2.15 are expected for the fiscal year ending January 31, 2014 (versus $2.10 on August 21, 2013).

Disclosure Regarding Forward-Looking Statements

This news release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"). Statements of the company's expectations for sales growth, comparable sales, earnings and performance, shareholder value, capital expenditures, cash flows, the housing market, the home improvement industry, demand for services, share repurchases, the Company’s strategic initiatives and any statement of an assumption underlying any of the foregoing, constitute "forward-looking statements" under the Act.   Although we believe that the expectations, opinions, projections, and comments reflected in these forward-looking statements are reasonable, we can give no assurance that such statements will prove to be correct. A wide variety of potential risks, uncertainties, and other factors could materially affect our ability to achieve the results either expressed or implied by our forward-looking statements including, but not limited to, changes in general economic conditions, such as continued high rates of unemployment, interest rate and currency fluctuations, higher fuel and other energy costs, slower growth in personal income, changes in consumer spending, changes in the rate of housing turnover, the availability and increasing regulation of consumer credit and of mortgage financing, inflation or deflation of commodity prices, and other factors which can negatively affect our customers, as well as our ability to: (i) respond to adverse trends in the housing industry, such as the psychological effects of lower home prices, and in the level of repairs, remodeling, and additions to existing homes, as well as a general reduction in commercial building activity; (ii) secure, develop, and otherwise implement new technologies and processes designed to enhance our efficiency and competitiveness; (iii) attract, train, and retain highly-qualified associates; (iv) manage our business effectively as we adapt our traditional operating model to meet the changing expectations of our customers; (v) maintain, improve, upgrade and protect our critical information systems; (vi) respond to fluctuations in the prices and availability of services, supplies, and products; (vii) respond to the growth and impact of competition; (viii) address changes in existing or new laws or regulations that affect consumer credit, employment/labor, trade, product safety, transportation/logistics, energy costs, health care, tax or environmental issues; and (ix) respond to unanticipated weather conditions that could adversely affect sales. In addition, we could experience additional impairment losses if the actual results of our operating stores are not consistent with the assumptions and judgments we have made in estimating future cash flows and determining asset fair values. For more information about these and other risks and uncertainties that we are exposed to, you should read the "Risk Factors" and "Critical Accounting Policies and Estimates" included in our Annual Report on Form 10-K to the United States Securities and Exchange Commission (the “SEC”) and the description of material changes therein or updated version thereof, if any, included in our Quarterly Reports on Form 10-Q.
The forward-looking statements contained in this news release are based upon data available as of the date of this release or other specified date and speak only as of such date.  All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf about any of the matters covered in this release are qualified by these cautionary statements and the “Risk Factors” included in our Annual Report on Form 10-K to the SEC and the description of material changes, if any, therein included in our Quarterly Reports on Form 10-Q.  We expressly disclaim any obligation to update or revise any forward-looking statement, whether as a result of new information, change in circumstances, future events, or otherwise.

With fiscal year 2012 sales of $50.5 billion, Lowe’s Companies, Inc. is a FORTUNE® 100 company that serves approximately 15 million customers a week at more than 1,825 home improvement and hardware stores in the United States, Canada and Mexico. Founded in 1946 and based in Mooresville, N.C., Lowe’s is the second-largest home improvement retailer in the world. For more information, visit Lowes.com.
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Lowe's Companies, Inc.
Consolidated Statements of Current and Retained Earnings (Unaudited)
In Millions, Except Per Share and Percentage Data

	Three Months Ended				Nine Months Ended
	November 1, 2013		November 2, 2012		November 1, 2013		November 2, 2012
Current Earnings	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
Net sales	$12,957	100.00	$12,073	100.00	$41,757	100.00	$39,475	100.00
Cost of sales	8,476	65.42	7,930	65.68	27,323	65.43	25,933	65.70
Gross margin	4,481	34.58	4,143	34.32	14,434	34.57	13,542	34.30
Expenses:
Selling, general and administrative	3,184	24.56	3,023	25.03	9,820	23.52	9,436	23.91
Depreciation	373	2.88	371	3.08	1,092	2.62	1,111	2.81
Interest - net	125	0.97	114	0.95	348	0.83	313	0.79
Total expenses	3,682	28.41	3,508	29.06	11,260	26.97	10,860	27.51
Pre-tax earnings	799	6.17	635	5.26	3,174	7.60	2,682	6.79
Income tax provision	300	2.32	239	1.98	1,194	2.86	1,012	2.56
Net earnings	$499	3.85	$396	3.28	$1,980	4.74	$1,670	4.23

Weighted average common shares outstanding - basic	1,047		1,126		1,067		1,163
Basic earnings per common share (1)	$0.47		$0.35		$1.84		$1.43
Weighted average common shares outstanding - diluted	1,049		1,128		1,069		1,165
Diluted earnings per common share (1)	$0.47		$0.35		$1.84		$1.42
Cash dividends per share	$0.18		$0.16		$0.52		$0.46

Retained Earnings
Balance at beginning of period	$12,504		$14,199		$13,224		$15,852
Net earnings	499		396		1,980		1,670
Cash dividends	(189)		(180)		(555)		(530)
Share repurchases	(711)		(813)		(2,546)		(3,390)
Balance at end of period	$12,103		$13,602		$12,103		$13,602

(1) Under the two-class method, earnings per share is calculated using net earnings allocable to common shares, which is derived by reducing net earnings by the earnings allocable to participating securities. Net earnings allocable to common shares used in the basic and diluted earnings per share calculation were $495 million for the three months ended November 1, 2013 and $393 million for the three months ended November 2, 2012. Net earnings allocable to common shares used in the basic and diluted earnings per share calculation were $1,967 million for the nine months ended November 1, 2013 and $1,659 million for the nine months ended November 2, 2012.
Lowe's Companies, Inc.
Consolidated Statements of Comprehensive Income (Unaudited)
In Millions, Except Percentage Data

	Three Months Ended				Nine Months Ended
	November 1, 2013		November 2, 2012		November 1, 2013		November 2, 2012
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
Net earnings	$499	3.85	$396	3.28	$1,980	4.74	$1,670	4.23
Foreign currency translation adjustments - net of tax	(4)	(0.03)	8	0.07	(29)	(0.07)	7	0.02
Net unrealized investment gains/(losses)- net of tax	—	—	(2)	(0.02)	—	—	—	—
Other comprehensive (loss)/income	(4)	(0.03)	6	0.05	(29)	(0.07)	7	0.02
Comprehensive (loss)/ income	$495	3.82	$402	3.33	$1,951	4.67	$1,677	4.25

See accompanying notes to the consolidated financial statements (unaudited).

Lowe's Companies, Inc.
Consolidated Balance Sheets
In Millions, Except Par Value Data

		(Unaudited)	(Unaudited)
		November 1, 2013	November 2, 2012	February 1, 2013
Assets
Current assets:
Cash and cash equivalents		$1,101	$1,091	$541
Short-term investments		115	209	125
Merchandise inventory - net		9,593	8,995	8,600
Deferred income taxes - net		220	235	217
Other current assets		336	300	301
Total current assets		11,365	10,830	9,784
Property, less accumulated depreciation		20,973	21,591	21,477
Long-term investments		439	350	271
Other assets		1,300	1,182	1,134
Total assets		$34,077	$33,953	$32,666
Liabilities and shareholders' equity
Current liabilities:
Current maturities of long-term debt		$51	$45	$47
Accounts payable		5,776	5,416	4,657
Accrued compensation and employee benefits		705	581	670
Deferred revenue		944	788	824
Other current liabilities		1,927	1,784	1,510
Total current liabilities		9,403	8,614	7,708
Long-term debt, excluding current maturities		10,090	9,004	9,030
Deferred income taxes - net		322	486	455
Deferred revenue - extended protection plans		730	720	715
Other liabilities		881	904	901
Total liabilities		21,426	19,728	18,809
Shareholders' equity:
Preferred stock - $5 par value, none issued		—	—	—
Common stock - $.50 par value;
Shares issued and outstanding
November 1, 2013	1,050
November 2, 2012	1,123
February 1, 2013	1,110	525	561	555
Capital in excess of par value		—	9	26
Retained earnings		12,103	13,602	13,224
Accumulated other comprehensive income		23	53	52
Total shareholders' equity		12,651	14,225	13,857
Total liabilities and shareholders' equity		$34,077	$33,953	$32,666

See accompanying notes to the consolidated financial statements (unaudited).

Lowe's Companies, Inc.
Consolidated Statements of Cash Flows (Unaudited)
In Millions

	Nine Months Ended
	November 1, 2013	November 2, 2012
Cash flows from operating activities:
Net earnings	$1,980	$1,670
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	1,167	1,185
Deferred income taxes	(117)	(113)
Loss on property and other assets - net	22	69
Loss on equity method investments	41	38
Share-based payment expense	70	75
Changes in operating assets and liabilities:
Merchandise inventory - net	(847)	(640)
Other operating assets	(11)	(150)
Accounts payable	1,063	1,064
Other operating liabilities	491	310
Net cash provided by operating activities	3,859	3,508

Cash flows from investing activities:
Purchases of investments	(530)	(1,333)
Proceeds from sale/maturity of investments	391	1,563
Capital expenditures	(610)	(947)
Contributions to equity method investments - net	(137)	(157)
Proceeds from sale of property and other long-term assets	62	105
Acquisition of businesses - net	(194)	—
Other - net	(5)	(14)
Net cash used in investing activities	(1,023)	(783)

Cash flows from financing activities:
Net proceeds from issuance of long-term debt	985	1,984
Repayment of long-term debt	(34)	(580)
Proceeds from issuance of common stock under share-based payment plans	117	102
Cash dividend payments	(543)	(524)
Repurchase of common stock	(2,797)	(3,643)
Other - net	(1)	11
Net cash used in financing activities	(2,273)	(2,650)

Effect of exchange rate changes on cash	(3)	2

Net increase in cash and cash equivalents	560	77
Cash and cash equivalents, beginning of period	541	1,014
Cash and cash equivalents, end of period	$1,101	$1,091

See accompanying notes to the consolidated financial statements (unaudited).